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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DAYBREAK MINES, INC.

(Exact Name of Registrant as Specified in its Charter)

WASHINGTON	To be assigned	91-0626366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Mullan Ave. P.O. Box 370 Wallace, Idaho 83849	99201	(509) 838-6050
(Address of principal executive offices)		(Telephone of Principal Executive Offices)

Engagement for Legal Services

(Full Title of Plan)

Robert P. Martin, President 850 Mullan Ave. P.O. Box 370 Wallace, Idaho 83849 (208) 556-1139	Copies to: Gregory B. Lipsker, Esq. Workland & Witherspoon, PLLC Washington Mutual Financial Center 601 West Main Avenue, Spokane, WA 99201 509-455-9077 Fax (509) 624-6441
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.001 par value	10,000	$0.40	$4,000	$0.48

Total Registration Fee				$0.48

(1)

Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933.  The calculation of the proposed maximum offering price is based upon the average of the high and low sales prices of the common stock of Daybreak Mines, Inc. on May 31, 2005 as reported by the OTC Bulletin Board  reporting system.

SEC 1983  (9-04)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

EXPLANATORY NOTE

On June 21, 2005 the Company entered into an engagement Letter with the law firm of Workland & Witherspoon, PLLC for the preparation of proxy materials for the Company’s 2005 Annual Meeting. The fees for the legal services for the engagement were charged on a flat fee equivalent basis of $3,500 payable in the form of 10,000 shares of Daybreak Mines, Inc. Common Stock based on the $0.35 per share price of the common stock at that date. The shares of common stock are to be issued in the name of Greg Lipsker, the attorney responsible for the preparation of the proxy materials.  The fee shall be deemed earned and fully paid on the date upon which the definitive Proxy Statement is filed with the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents which have been heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)

The registrant’s annual report of Form 10-KSB for the year ended February 28, 2005  filed on June 15, 2005, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)

All other reports filed by the Company with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (the Exchange Act) since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in (a) above.

(c)

The description of the Company's Common Stock contained in the Form 10-SB filed on November  22, 2002 as amended on December 9, 2003, including any amendments or reports filed for the purpose of updating such description.

All other documents filed by the Company after the date of this Registration Statement under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of any post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed

A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document that is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to our Articles of Incorporation, as amended, the Company is authorized to indemnify, agree to indemnify or obligate itself to advance or reimburse expenses incurred by its directors, officers, employees or agents in any Proceeding (as defined in the Washington Business Corporation Act) to the full extent of the laws of the State of Washington as may now or exist in the future.

Section 23B.08.510 of the Business Corporation Act sets out the corporation’s basic authority to indemnify.  The section is structured to first define generally what the corporation may indemnify and then specify exceptions for which the corporation is not permitted to indemnify. The general standards for indemnification are closely related to the basic statutory provision defining the general standards of director conduct.  The indemnity standards, however, are lower.  Section 23B.08.300 (general standards of conduct) includes a requirement that directors exercise the “care an ordinarily prudent person in a like position would exercise.”  This standard is not contained in the standard for indemnification, which only requires that directors act “in good faith” and that they “reasonably believe” that their actions are either in the corporation’s best interests or at least not opposed to those best interests.  It is possible that a director who falls below the standard of conduct prescribed by the Business Corporation Act may meet the standard for indemnification under Section 23B.08.510.  With respect to the reverse, a director who has met the standards of conduct would be eligible in virtually every case to be indemnified under Section 23B.08.510.

The general statutory scheme for corporate indemnification of directors and officers under the Business Corporation Act has both permissive and mandatory aspects.  It allows, but does not require, the corporation to indemnify in a wide variety of circumstances and requires the corporation to indemnify in other circumstances.  The corporation may generally advance expenses for the defense of claims.  Further, under certain circumstances, the court may be requested to order that a director is entitled to indemnification regardless of whether the director met the standards of conduct that would otherwise allow the corporation to indemnify.  Shareholders may authorize indemnification and advancement of expenses without regard to the statutory limitations on the corporation’s authority, with certain specific exceptions.  Generally, corporations may indemnify officers, employees and agents to the same extent as it may indemnify directors, or to the extent consistent with any law, as it provides in its articles of incorporation, bylaws or action of its board, or by contract.

Permissive Indemnification.

A corporation may indemnify an individual who has been made a party to a proceeding because the individual is or was a director, against liability incurred in the proceeding if:

(a)

The individual acted in good faith; and

(b)

The individual reasonably believed:

(i)

In the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interest; and

(ii)

In all other cases, that the individual’s conduct was at least not opposed to its best interests; and

(c)

In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

Section 23B.08.510 defines the “outer limits” for which indemnification (other than as authorized by shareholder action) is permitted.  If a director’s conduct falls outside these limits, the directors, however, is still potentially eligible for court-ordered indemnification or shareholder-authorized indemnification under other provisions.  Conduct falling within these broad guidelines is permissive; it does not entitle directors to indemnification.

Mandatory Indemnification.

There is a much more limited area of mandatory indemnification. A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Public Policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 8.  EXHIBITS.

5.1

Opinion and consent of Workland & Witherspoon, PLLC as to the legality of the securities being registered.

23.1

Consent of DeCoria, Maichel & Teague P.S.

99.1

Engagement Letter between Workland & Witherspoon PLLC and Daybreak Mines, Inc. dated June 21, 2005

ITEM 9

UNDERTAKINGS

The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)

Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

Include any additional or changed material information with respect to the plan of distribution.

(2)

 For determining liability under the Securities Act of 1933, treat each  post-effective amendment be as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3)

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended Daybreak Mines, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, Washington, on August 19, 2005.

Daybreak Mines, Inc

By /s/ Robert P. Martin.

Robert P. Martin

President and CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert N. Martin Robert N. Martin, President, CEO and Director (principal executive officer)	August 19, 2005 Date
/s/ Thomas C. Kilbourne Thomas C. Kilbourne CFO (principal financial officer)	August 19, 2005 Date
/s/ Ronald D. Lavigne Ronald D. Lavigne, Director	August 19, 2005 Date
/s/ Dale B. Lavigne Dale B. Lavigne, Director	August 19, 2005 Date
/s/ Jeffrey R. Dworkin Jeffrey R. Dworkin, Director	August 19, 2005 Date
/s/ Michael Curtis Michael Curtis, Director	August 19, 2005 Date

INDEX TO EXHIBITS

EXHIBIT

NUMBER

DESCRIPTION OF EXHIBITS

5.1

Opinion and consent of Workland & Witherspoon, PLLC as to the legality of the securities being registered.

23.1

Consent of DeCoria, Maichel & Teague P.S.

99.1

Engagement Letter between Workland & Witherspoon PLLC and Daybreak Mines, Inc. dated June 21, 2005